Exhibit 99.1
Press Release	Source: High Velocity Alternative Energy, Inc.

High Velocity Alternative Energy (HVAG), Inc. exits Bankruptcy
Wednesday, July 2, 2008

Bedford Park, IL, July 2, 2008 (Prime Newswire) -- High Velocity Alternative Energy, Inc. (HVAG.PK) is pleased to announce that on June 27, 2008, the Untied States Bankruptcy Court for the Southern District of New York has approved the Settlement Agreement between the Company and Highgate House Funds, Ltd., with a one time “lump sum” payment of $750,000, in full settlement of all amounts due and all claims by all parties against each other.  The Bankruptcy matter has been dismissed by the Court on the application of the Company (Case No. 08-35285 (CGM)(Chapter 11) United States Bankruptcy Court for the Southern District of New York).

CEO Rob Somerman says: “Now that we have cleared this debt of the balance sheet, we can focus our energy and efforts towards our business plan of delivering a quality product to our existing customers while continuing to expand our relationships with new customers and distributors.”

In addition, Robert Somerman, the owner and President/CEO of American Chemical Exchange Inc., and its subsidiary Advanced Chemical Recycling Enterprises Inc., has been appointed President and CEO of the Company.  Robert has been a pioneer in creating chemical recycling programs for many industrial and commercial companies including the medical products manufacturing and medical products sterilization industries.  Over the last 20 years he has created and implemented recycling and recovery programs for many other companies including chemical manufacturers and textile manufacturers.  Currently, Robert has been focused primarily on chemical recovery programs with an emphasis on finding hydrocarbon by-product streams that can be recovered to make cleaning compounds, coolants or lubricating oils primarily for applications in the automotive industry

About High Velocity Alternative Energy, Inc.
High Velocity Alternative Energy (HVAG), Inc. is a middle market petroleum-based lubricant company specializing in the refining, blending, packaging, and distribution to the automotive and manufacturing aftermarket with established regional distribution channels.  HVAG has recently started utilizing technology to capitalize on renewable energy and lubricant sources by recycling spent oils and glycols.  High Velocity’s 40,000 square foot plant is conveniently located outside Chicago with access to interstate and rail access.

Forward-Looking Statements
This press release contains forward-looking statements, which represent the Company's expectations or beliefs, including, but not limited to, statements concerning plans, growth and strategies, which include, without limitation, statements preceded or followed by or that include the words may, will, expect, anticipate, intend, could, estimate, or continue or the negative or other variations thereof or comparable terminology. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, some of which are beyond the Company's control, and actual results.

Contact:
High Velocity Alternative Energy, Inc.
(708) 496-9710
Robert Somerman, President

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Source: High Velocity Alternative Energy, Inc.